Exhibit 5.1

December 6, 2013

NORTHRIM BANCORP, INC.

3111 C Street

Anchorage, Alaska 99503

Re:        Registration Statement on Form S-4.

Ladies and Gentlemen:

We have acted as counsel to Northrim BanCorp, Inc., an Alaska corporation (the “Company”) in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 322,522 shares of the Company’s common stock, par value $1.00 per share (the “Shares”) to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of October 21, 2013, by and between the Company, Northrim Merger Sub, Inc., an Alaska corporation and wholly owned subsidiary of the Company, Northrim Bank, an Alaska state chartered bank, Alaska Pacific Bancshares, Inc., an Alaska corporation, and Alaska Pacific Bank, a federally-chartered savings bank.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The Articles of Incorporation and Bylaws of the Company, as amended; and

(c)	Originals or copies of such other corporate records of the Company and actions of its board of directors, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review we have assumed:

(i)	The genuineness of all signatures;

(ii)	The authenticity of the originals of the documents submitted to us;

(iii)	The conformity to authentic originals of any documents submitted to us as copies; and

(iv)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the forgoing and subject to the assumptions, qualifications, exclusions and other limitations set forth herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is rendered as of the date of this letter and as of the effective date of the Registration Statement. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We further advise you that this opinion is limited to the Alaska Corporations Code as in effect as of the date of this letter, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name under the heading “Legal Matters” in the related proxy statement/prospectus or any supplement thereto constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP